Exhibit 4.(m)

THE AES CORPORATION
as the Company

and

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

as Trustee

8 3/4% Second Priority Senior Secured Notes due 2013
9% Second Priority Senior Secured Notes due 2015

Senior Indenture

Dated as of May 8, 2003

TABLE OF CONTENTS(1)

(1) Note:  The Table of Contents shall not for any purposes be deemed to be a part of the Indenture.

i

INDENTURE, dated as of May 8, 2003, between The AES Corporation (the “Company”), a Delaware corporation, as the issuer, and Wells Fargo Bank Minnesota, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of up to such Principal amount or amounts as may from time to time be authorized of the Company’s 8¾% Second Priority Senior Secured Notes Due 2013 (the “Notes due 2013”) and the Company’s 9% Second Priority Senior Secured Notes Due 2015 (the “Notes due 2015” and collectively with the Notes due 2013, the “Notes”) in accordance with the terms of this Indenture; and

WHEREAS, all things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company as hereinafter provided;

NOW, THEREFORE THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchases of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders as follows:

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.  Definitions.

“Additional Collateral Trust Agreement Collateral” means the “Additional Second Priority Collateral Trust Agreement Collateral” referred to in the Collateral Trust Agreement.

“Additional Notes” means any notes issued under the Indenture in addition to the Original Notes having the same terms in all respects as the Original Notes due 2013 or the Original Notes due 2015, as the case may be, except that interest will accrue on the Additional Notes from the most recent date to which interest has been paid on the Notes of the applicable Series (other than Additional Notes) or, if no interest has been paid, from the Original Issue Date.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent, transfer agent or Authenticating Agent.

“Agent Member” means a member of, or a participant in, the Depositary.

“Announced Asset Sale” means the sale by the Company of (i) its majority ownership of Songas Limited, a gas-to-electricity business currently under construction in Tanzania, (ii) its ownership interest in two generation businesses in Bangladesh (AES Haripur Private Limited, a 360 MW gas fired combined cycle power plant and AES Meghnaghat Limited, a 450 MW gas fired combined cycle power plant) and (iii) approximately 32% of the ownership interest in AES Oasis Limited, a newly created company that will own two electric generation and desalination plants in Oman and Qatar, the oil-fired generating facilities AES LalPir and AES PakGen in Pakistan and other future power projects in the Middle East.

“Asset Disposition” means, with respect to any Person, any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by such Person or any of its Subsidiaries to any Person (other than to the Company or a Consolidated Subsidiary of the Company and other than in the ordinary course of business) of (i) any assets (excluding cash and cash equivalents) of such Person or any of its Subsidiaries or (ii) any shares of Capital Stock of such Person’s Subsidiaries.

For purposes of this definition, any disposition in connection with directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall not constitute an Asset Disposition.  In addition, the term “Asset Disposition” shall not include any sale, transfer, conveyance, lease or other disposition of assets governed by Article 5. The term “Asset Disposition” also shall not include (i) any sale of shares of Preferred Stock of a Subsidiary other than a Collateral Subsidiary, (ii) the grant of a security interest by any Person in any assets or shares of Capital Stock securing a borrowing by, or contractual performance obligation of, such Person or any Subsidiary of such Person, (iii) a sale-leaseback transaction involving substantially all of the assets of a Power Supply Business where a Subsidiary of the Company sells the Power Supply Business to a Person in exchange for the assumption by that Person of the Debt financing the Power Supply Business and the Subsidiary leases the Power Supply Business from such Person, (iv) dispositions of contract rights, development rights and resource data made in connection with the initial development of a Power Supply Business, made prior to the commencement of commercial operation of such Power Supply Business, (v) transactions made in order to enhance the repatriation of cash proceeds in connection with a Foreign Asset Disposition or in order to increase the after-tax proceeds thereof available for immediate distribution, (vi) any dividend or other distribution on any shares of such Person’s Capital Stock, (vii) any payment on account of the purchase, redemption, retirement or acquisition for value of such Person’s Capital Stock or any option, warrant or other right to purchase shares of such Person’s Capital Stock, (viii) any defeasance, redemption, repurchase or other acquisition or retirement for value of any First-Priority Secured Debt or Debt of any Subsidiary of the Company or (ix) any conversion of such Person’s Debt into Capital Stock of such Person or its Subsidiaries. Notwithstanding the foregoing, any sale, transfer, conveyance, lease or other disposition of assets (excluding cash and cash-equivalents or any grant of a security interest) by a Collateral Subsidiary to the Company or a Subsidiary of the Company that is not a Collateral Subsidiary shall be an Asset Disposition unless such Subsidiary becomes a Collateral Subsidiary or such assets are pledged as Collateral under the Second-Priority Security Documents, in each case, substantially concurrently with such sale, transfer, conveyance, lease or other disposition.

“Attributable Debt” means the present value (discounted at the rate of  8¾% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Board of Directors” means either the Board of Directors of the Company or (except for the purposes of clause (iii) of the definition of “Change of Control”) any committee of such Board duly authorized to act hereunder.

“Board Resolution” means one or more resolutions of the Board of Directors, certified by the secretary or an assistant secretary to have been duly adopted and to be in full force and effect on the date of certification, and delivered to the Trustee.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

“BVI Cayman Pledge Agreement” means the Second-Priority Charge and Assignment over Shares dated May 8, 2003 between AES International Holdings II, Ltd., as Chargor, Wells Fargo Bank Minnesota, National Association, as Corporate Trustee and Jeffery T. Rose, as Individual Trustee.

“BVI Collateral” means the “Collateral” referred to in the BVI Cayman Pledge Agreement.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participants or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date hereof, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Capitalized Lease” means, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under such lease.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons, (ii) a Person or group (as so defined) of Persons (other than management of the Company on the date of the Indenture or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors

“Clearstream” means Clearstream Banking S.A.

“Collateral” means the Security Agreement Collateral, the Additional Collateral Trust Agreement Collateral and the BVI Collateral and any other assets pledged to secure the Notes.

“Collateral Assets” means the Collateral and any and all assets and Capital Stock of or owned by any Collateral Subsidiary.

“Collateral Subsidiary” means a Consolidated Subsidiary of the Company all or a portion of the Capital Stock of which has been pledged as Collateral pursuant to the Second-Priority Security Documents and any Subsidiary thereof.

“Collateral Trust Agreement” means the agreement dated May 8, 2003 among the Grantors referred to therein and the Collateral Trustees.

“Collateral Trustees” means Wells Fargo Bank Minnesota, National Association, as Corporate Trustee and Jeffery T. Rose, as Individual Trustee under the Collateral Trust Agreement (or their respective successors in such capacities).

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to Article 5 of this Indenture and thereafter means the successor.

“Consolidated Fixed Charge Ratio” means the ratio of (i) Parent Operating Cash Flow for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Ratio (the “Transaction Date”) to (ii) the aggregate Consolidated Fixed Charges of the Company during such Reference Period; provided that in calculating the Consolidated Fixed Charges pro forma effect shall be given to (A) the acquisition or disposition of companies, divisions or lines of business by the Company and its Subsidiaries during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (or any person that became a Subsidiary of the Company or was merged into the Company or any Subsidiary of the Company during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date) and (B) the incurrence or repayment of any Debt during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date and, in the case of any incurrence, the application of the proceeds therefrom, in each case as if such events had occurred on the first day of the Reference Period.

“Consolidated Fixed Charges” means, with respect to any Person, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Subsidiary that is Non-Recourse to such Person and (iii) cash and non-cash dividends due (whether or not declared) on any Redeemable Stock of such Person or on any Preferred Stock of a Subsidiary of such Person.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash payments or accruals) of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers’ acceptance and net costs associated with Interest Rate Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized; provided that Consolidated Interest Expense of the Company shall not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs associated with Interest Rate Agreements) in respect of that portion of Debt of a Subsidiary of the Company that is Non-Recourse to the Company; and provided further that Consolidated Interest Expense of the Company in respect of a Guarantee by the Company of any Debt of a Subsidiary shall be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under the Senior Secured Credit Facilities that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) the Company is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Company on an unconsolidated basis to record such Debt as a liability of the Company.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of the Company and its Subsidiaries contained in the latest annual report to the stockholders of the Company and prepared in accordance with GAAP.

“Consolidated Subsidiary” means, at any date with respect to any Person, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee in Minnesota, shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota.

“Currency Agreement” means with, respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary thereafter.

“Debt” of any Person means at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Obligations of such Person in respect of letters of credit or bankers acceptance or other similar instruments (or reimbursement Obligations with respect thereto); (iv) all Obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables; (v) all Obligations of such Person as lessee under Capitalized Leases; (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt; (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person; (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (ix) to the extent not otherwise included in this definition, all Obligations of such Person under Currency Agreements and Interest Rate Agreements.

“Default” means any Event of Default as defined in Section 6.01 and any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means the depositary of each Global Note, which initially will be DTC or, as to an Offshore Global Note, a common depositary for Euroclear and Clearstream, unless and until a successor Depositary shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder.

“DTC” means The Depository Trust Company, a New York corporation.

“DTC Legend” means the legend set forth in Exhibit C.

“Equity Interest” means, with respect to any Person, shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares of (or such other interests in), such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Euroclear” means Euroclear Bank S.A./N.V., and its successors or assigns, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First-Priority Collateral Documents” means (i) the security agreement dated December 12, 2002 by and among the Company, the other Persons listed on the signature page thereof and the Additional Grantors (as defined therein), as grantors, to Wilmington Trust Company, as corporate trustee and Bruce L. Bisson, as individual trustee, under the collateral trust agreement referred to in the following clause (ii), (ii) the collateral trust agreement dated December 12, 2002 among the grantors referred to therein, as grantors and the collateral trustees, (iii) the charge and assignment over shares dated December 12, 2002 between AES International Holdings II, Ltd., as chargor, Wilmington Trust Company, as corporate trustee and Bruce L. Bisson, as individual trustee, each as amended from time to time, and (iv) any other agreement that creates a first-priority Lien on the Collateral securing Debt of the Company that is permitted to be secured by a first-priority Lien on the Collateral pursuant to Section 4.07 and Section 4.06 hereof.

“First-Priority Secured Debt” means Debt of the Company secured by a first-priority lien on the Collateral pursuant to the First-Priority Collateral Documents; provided that Debt owed to an Affiliate of the Company shall not be First-Priority Secured Debt.

“Foreign Asset Disposition” means any Asset Disposition in respect of the Capital Stock and/or Property of any Subsidiary of any Person where such Subsidiary is organized under the laws of any jurisdiction other than the U.S. or any state thereof or any Subsidiary of the type described in Section 936 of the Internal Revenue Code of 1986, as amended, to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the U.S. or any state thereof.

“Funded Debt” means indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the determination of the amount thereof.

“GAAP” means generally accepted accounting principles in the U.S. as in effect, as of the date hereof applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company’s audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

“Global Note” means a Registered Note in global form without interest coupons.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” or “Noteholder” means the registered holder of any Note.

“Incur” means with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

“Independent Financial Advisor” means a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company and (ii) which, in the sole judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

“Indenture” means this Indenture as originally executed and delivered or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

“Interest Payment Date” means each May 15 and November 15 of each year, commencing with November 15, 2003.

“Interest Rate Agreement” means with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary thereafter.

“Investment” means:

(i)                                     any direct or indirect advance, loan or other extension of credit to another Person,

(ii)                                  any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(iii)                               any purchase or acquisition of Capital Stock, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(iv)                              any Guarantee of any obligation of another Person.

“Investment Grade” means with respect to any security, a rating of Baa3 or higher of such security by Moody’s Investors Service Inc. (or any successor) together with a rating of BBB- or higher of such security by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (or any successor).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Indenture, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Make-Whole Amount” means, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of Principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semi-annual basis, such Principal and interest at the Reinvestment Rate (determined on the Business Day preceding the date of such redemption) from the respective dates on which such Principal and interest would have been payable if such payment had not been made, over (ii) the aggregate Principal amount of the applicable series of Notes being redeemed.

“Material Subsidiary” of the Company means, as of any date, any Subsidiary of which the Company’s proportionate share of such Subsidiary’s total assets (after intercompany eliminations) exceeds 15 percent of the total assets of the Company on a consolidated basis.

“Net Cash Proceeds” from an Asset Disposition, means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or received in any other noncash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP (i) as a consequence of such Asset Disposition, (ii) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (iii) as a result of any repatriation to the U.S. of any proceeds of such Asset Disposition and, in each case, net of a reasonable reserve for the after tax-cost of any indemnification payments (fixed and contingent) attributable to seller’s indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes), and net of all payments made on any Debt which is secured by such Property, in accordance with the terms of any lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition and net of all distributions and other payments made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition.

“Net Income” of any Person for any period means the net income (loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

“Non-Recourse” to a Person as applied to any Debt (or portion thereof) means that such Person is not directly or indirectly liable to make any payments with respect to such Debt (or portion thereof), that no Guarantee of such Debt (or portion thereof) has been made by such Person and that such Debt (or portion thereof) is not secured by a Lien on any asset of such Person.

“Notes” means any of the notes, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture including any Additional Notes.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f) or (g) of this Indenture.  Without limiting the generality of the foregoing, the Obligations of the Company under the Indenture include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Company under the Indenture and (b) the obligation of the Company to reimburse any amount in respect of any of the foregoing that the Trustee, in its sole discretion, may elect to pay or advance on behalf of the Company.

“Officer” means, with respect to the Company, the chairman of the Board of Directors, the president or chief executive officer, any vice president, the chief financial officer, the treasurer or any assistant treasurer, or the secretary or any assistant secretary.

“Officers’ Certificate” means a certificate signed in the name of the Company (i) by the chairman of the board of directors, the president or chief executive officer or a vice president and (ii) by the chief financial officer, the treasurer or any assistant treasurer, or the secretary or any assistant secretary, complying with Section 10.03 and delivered to the Trustee.  Each such certificate shall include (except as otherwise expressly provided in this Indenture) the statements provided in Section 10.03.

“Offshore Global Note” means a Global Note representing Notes issued and sold pursuant to Regulation S.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company, satisfactory to the Trustee and complying with Section 10.03.  Each such opinion shall include the statements provided in Section 10.03, if and to the extent required thereby.

“Original Issue Date” means the date on which the Original Notes are first issued under the Indenture.

“Original Notes” means collectively, the Original Notes due 2013 and the Original Notes due 2015.

“Original Notes due 2013” means the Notes due 2013 issued on the Original Issue Date and any Notes issued in replacement thereof.

“Original Notes due 2015” means the Notes due 2015 issued on the Original Issue Date and any Notes issued in replacement thereof.

“Outstanding AES Notes” means (i) the Company’s outstanding 8.00% Senior Notes, Series A, Due 2008, 8.75% Senior Notes, Series G, Due 2008, 9.50% Senior Notes, Series B, Due 2009, 9.375% Senior Notes, Series C, Due 2010, 8.875% Senior Notes, Series E, Due 2011, 8.375% Senior Notes, Series F, Due 2011, 7.375% Remarketable or Redeemable Securities Due 2013, 8.375% Senior Subordinated Notes Due 2007, 10.25% Senior Subordinated Notes Due 2006, 8.50% Senior Subordinated Notes Due 2007, 8.875% Senior Subordinated Notes Due 2027 and 4.50% Convertible Junior Subordinated Debentures Due 2005 and (ii) the 6.75% Trust Convertible Preferred Securities of AES Trust III and 6.0% Trust Convertible Preferred Securities of AES Trust VII and any of the Company’s subordinated debentures related thereto and, in each case, any Debt of the Company (other than First-Priority Secured Debt) issued in exchange therefor or the proceeds of which were used to refinance such obligations.

“Parent Operating Cash Flow” means for any period, the sum of the following amounts (determined without duplication), but only to the extent received in cash by the Company from a Person during such period:

(i)                                     dividends paid to the Company by its Subsidiaries during such period;

(ii)                                  consulting and management fees paid to the Company for such period;

(iii)                               tax sharing payments made to the Company during such period;

(iv)                              interest and other distributions paid during such period with respect to cash and other temporary cash investments other than amounts on deposit to secure contingent exposure under letters of credit issued under the Senior Secured Credit Facilities or any successor facility or facilities; and

(v)                                 other cash payments made to the Company by its Subsidiaries other than (A) returns of invested capital; (B) payments of the principal of

Debt of any such Subsidiary to the Company; and (C) payments in an amount equal to the aggregate amount released from debt service reserve accounts upon the issuance of letters of credit for the account of the Company and for the benefit of the beneficiaries of such accounts.

For purposes of determining Parent Operating Cash Flow:

(1)                                  net cash payments received by a Qualified Holding Company whose Equity Interests have been pledged to the Collateral Trustees under the Second Priority Collateral Documents during any period which could have been (without regard for any cash held by such Qualified Holding Company at the beginning of such period), but were not, paid as a dividend to the Company during such period due to tax or other cash management considerations may be included in Parent Operating Cash Flow for such period; provided that any amounts so included will not be included in Parent Operating Cash Flow if and when paid to the Company in any subsequent period; and

(2)                                  Net Cash Proceeds from asset sales, equity issuances or the incurrence of Debt received by the Company shall not be included in Parent Operating Cash Flow for any period.

“Permitted Payments” means with respect to the Company or any of its Subsidiaries:

(i)                                     any dividend on shares of Capital Stock payable (or to the extent paid) solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock) and any distribution of Capital Stock (other than Redeemable Stock) in respect of the exercise of any right to convert or exchange any instrument (whether Debt or equity and including Redeemable Stock);

(ii)                                  the repurchase or other acquisition or retirement for value of any shares of Capital Stock of the Company, or any option, warrant or other right to purchase shares of Capital Stock of the Company, in each case, with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock of the Company other than Redeemable Stock (unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was by its terms required to be redeemed);

(iii)                               the declaration and payment of dividends to holders, or any payment on account of the purchase, redemption, retirement or acquisition for value, of any class or series of Redeemable Stock; and

(iv)                              any other Restricted Payment that, together with all other Restricted Payments made pursuant to this clause (iv) after the date hereof, does not exceed $50 million.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Power Supply Business” means an electric power or thermal energy generation or cogeneration facility or related facilities, or electric power transmission, distribution, fuel supply and fuel transportation facilities, or any combination thereof (all subject to relevant security interests, if any, under related project financing arrangements), together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

“Preferred Stock” means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date hereof.

“Principal” of a Note means the principal amount of, and, unless the context indicates otherwise, includes any premium payable on, the Note.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by the Company and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of the Company determine in good faith is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

“Qualified Capital Stock” means any Capital Stock of a Person that is not Redeemable Stock.

“Qualified Holding Company” means any Wholly-Owned Consolidated Subsidiary of the Company and any direct or indirect holding company (other than the Company) of such Wholly-Owned Consolidated Subsidiary, which is also a Wholly-Owned Consolidated Subsidiary of the Company, whose direct and indirect interest in any Power Supply Business is limited to the ownership of Capital Stock or Debt obligations of a Person with a direct or indirect interest in such Power Supply Business.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for (unless solely at the option of the Company) Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or a “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.09 and 4.10 hereof, and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s repurchase of Notes required to be repurchased by the Company under Sections 4.09 and 4.10 hereof.

“Reference Period” means the four fiscal quarters for which financial information is available immediately preceding the date of a transaction giving rise to the need to make a financial calculation.

“Registered Note” means any Note registered on the Note Register (as defined in Section 2.05).

“Regular Record Date” for the interest payable on any Interest Payment Date means the fifteenth calendar day preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Reinvestment Rate” means 1.00% (one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the applicable maturity (rounded to the nearest month) corresponding to the date on which the applicable Series of Notes are first redeemable at par.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Responsible Officer” means, when used with respect to the Trustee, any senior trust officer, any vice president, any trust officer, any assistant trust officer, or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Legend” means the legend set forth in Exhibit B hereto.

“Restricted Payment” means (i) the declaration or payment of any dividend or other distribution on any shares of the Company’s Capital Stock, (ii) any payment on account of the purchase, redemption, retirement or acquisition for value of the Company’s Capital Stock, (iii) any Investment (excluding any Investment of cash or cash-equivalents or any direct or indirect advance, loan or other extension of credit to any Person or Guarantee of any obligation of another Person) by the Company or a Collateral Subsidiary in any Subsidiary of the Company that is not a Collateral Subsidiary unless such Subsidiary becomes a Collateral Subsidiary or the assets invested are pledged as Collateral under the Second-Priority Security Documents, in each case, substantially concurrently with the making of such Investment and (iv) any dividend or other distribution (excluding any dividend or other distribution of cash or cash-equivalents) on any shares of Capital Stock of a Collateral Subsidiary payable to the Company or a Subsidiary of the Company that is not a Collateral Subsidiary unless such Subsidiary becomes a Collateral Subsidiary or the assets subject to such dividend or other distribution are pledged as Collateral under the Second-Priority Security Documents, in each case, substantially concurrently with the payment of such dividend or other distribution. Notwithstanding the foregoing, “Restricted Payment” shall not include any Permitted Payment.

“Restricted Period” means the relevant 40 day distribution compliance period as defined in Regulation S.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Certificate” means a written certification addressed to the Company and the Trustee to the effect that the Person making such certification (i) is acquiring such Note (or beneficial interest) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a qualified institutional buyer within the meaning of Rule 144A, (ii) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A and (iii) acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information.

“Second Priority Collateral Documents” means (i) the Security Agreement, the Collateral Trust Agreement, the BVI Cayman Pledge Agreement and any other agreement that creates or purports to create a Lien in favor of the Collateral Trustees (as defined in the Collateral Trust Agreement) for the benefit of the Secured Holders (including the Holders of the Notes), each as amended from time to time and (ii) any other agreement that creates a second-priority Lien on the Collateral securing Debt of the Company that is permitted to be secured by a second-priority Lien on the Collateral pursuant to Section 4.07 and Section 4.06 hereof.

“Second-Priority Secured Debt” means Debt of the Company that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Notes.

“Secured Holders” has the meaning set forth in the Collateral Trust Agreement.

“Secured Leverage Ratio” means, on any date, the ratio of

(x)                                   the sum of the First-Priority Secured Debt and the Second-Priority Secured Debt outstanding on such date to

(y)                                 the aggregate amount of Parent Operating Cash Flow for the Reference Period.

In making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of companies, divisions or lines of business by the Company and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the Reference Period by a Person that became a Subsidiary after the beginning of the Reference Period, as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Reference Period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement dated May 8, 2003 by the Company, the other Persons listed on the signature page thereof and the Additional Grantors (as defined therein), as Grantors, to Wells Fargo Bank Minnesota, National Association, as Corporate Trustee and Jeffery T. Rose, as Individual Trustee, under the Collateral Trust Agreement, as amended from time to time.

“Security Agreement Collateral” means the “Collateral” referred to in the Security Agreement.

“Senior Secured Credit Facilities” means the Amended and Restated Credit and Reimbursement Agreement dated as of December 12, 2002, as further amended between the Company, as Borrower, the Subsidiary Guarantors (as defined therein), as Subsidiary Guarantors, Citicorp USA, Inc., as Administrative Agent and Collateral Agent, Salomon Smith Barney, Inc., as Lead Arranger and Book Runner, Bank of America, N.A., as Lead Arranger and Book Runner and as Syndication Agent, Union Bank of California, N.A., as Lead Arranger and Book Runner and as Syndication Agent, the Banks listed therein, the Revolving Banks (as defined therein) and the Drax LOC Fronting Banks (as defined therein) listed therein and any related notes, guarantees, letters of credit, collateral documents, rate protection or hedging arrangements, instruments and agreements executed in connection therewith, and in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement (i) extending or shortening the maturity of any indebtedness incurred thereunder or contemplated thereby; (ii) adding or deleting borrowers or guarantors thereunder; or (iii) otherwise altering the terms and conditions thereof.

“Senior Secured Credit Facility Obligations” means all Obligations of the Company and its Subsidiaries outstanding under the Senior Secured Credit Facilities, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding.

“Series” means either the Notes due 2013 or the Notes due 2015, but not both, as the context requires.

“Stated Maturity” means , with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which a majority of the Voting Stock is at the time directly or indirectly owned by such Person.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article 7 and thereafter means such successor.

“Unrelated Business” means any business not of the same general type now conducted by the Company and its Subsidiaries.

“U.S. Global Note” means a Global Note that bears the Restricted Legend representing Notes issued and sold pursuant to Rule 144A.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not collectible or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person or other Persons performing similar functions.

“Wholly-Owned Consolidated Subsidiary” means any Subsidiary all of the shares of Capital Stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person if all the Voting Stock in such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

Section 1.02.  Other Definitions.  Each of the following terms is defined in the section set forth opposite such term:

Term	Section
Authenticating Agent	2.02
Change of Control Offer	4.10
Event of Default	6.01
Extinguished Covenants	4.16
Judgment Currency	10.14
Note Register	2.05
Paying Agent	2.05
Purchase Date	4.09
Registrar	2.05
Repurchase Date	4.10
Required Currency	10.14
special record date	2.14
Tender Offer	4.15

Section 1.03.  Rules of Construction.  Unless the context otherwise requires:

(i)                            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii)                         words in the singular include the plural, and words in the plural include the singular;

(iii)                      “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(iv)                     all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated; and

(v)                        use of masculine, feminine or neuter pronouns should not be deemed a limitation, and the use of any such pronouns should be construed to include, where appropriate, the other pronouns.

ARTICLE 2
THE NOTES

Section 2.01.  Forms Generally, Certain Issues Regarding Preconditions for Transfer and Payment.  (a)  Each Note due 2013 and the related Trustee’s certificate of authentication will be substantially in the form attached hereto as Exhibit A-1 and each Note due 2015 and the related Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A-2.  The terms and provisions contained in the form of the Notes annexed as Exhibits A-1 and A-2 constitute, and are hereby expressly made, a part of the Indenture.  The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Company is subject, or usage.

(b)                                 Except as otherwise provided in paragraph (c), each Note will bear the Restricted Legend.

(c)                                  If the Company determines (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that any Note is eligible for resale pursuant to Rule 144(k) under the Securities Act (or a successor provision) and that the Restricted Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Company may instruct the Trustee to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend, and the Trustee will comply with such instruction.

(d)                                 By its acceptance of any Note bearing the Restricted Legend (or any beneficial interest in such a Note), each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Note (and any such beneficial interest) set forth in the Indenture and in the Restricted

Legend and agrees that it will transfer such Note (and any such beneficial interest) only in accordance with the Indenture and such legend.

Section 2.02.  Execution and Authentication.  Two Officers shall execute the Notes for the Company by facsimile or manual signature in the name and on behalf of the Company.  If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

The Trustee, at the expense of the Company, may appoint an authenticating agent (the “Authenticating Agent”) to authenticate Notes.  The Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent.

A Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.  In authenticating the Notes, the Trustee shall be entitled to receive prior to the first authentication of any Notes and (subject to Article 7) shall be fully protected in relying upon, unless and until such documents have been superseded or revoked:

(a)                                  any Board Resolution by or pursuant to which the form and terms of the Notes were established;

(b)                                 an Officers’ Certificate setting forth the form and terms of the Notes, stating that the form and terms of the Notes have been, or will be when established in accordance with such procedures as shall be referred to therein, established in compliance with this Indenture; and

(c)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee.

Section 2.03.  Amount Unlimited.  The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.  The Company may issue Additional Notes under the Indenture from time to time.

Section 2.04.  Denomination and Date of Securities; Payment of Interest.  The Notes shall be issuable in denominations of $1,000 and any integral multiple thereof.  If as a result of the exchange or redemption in part of any Notes issued hereunder any Holder is entitled to receive Notes in an aggregate principal amount that is not an integral multiple of $1,000, the principal amount of such Holder’s notes shall be reduced to the nearest $1,000 and such Holder shall receive a substitute cash payment equal to the principal amount by which that

Holder’s Notes are reduced.  The Notes shall be numbered, lettered or otherwise distinguished in such manner or in accordance with such plan as the Officers of the Company executing the same may determine, as evidenced by their execution thereof.

Each Note shall be dated the date of its authentication.  The Notes of each Series shall bear interest from the most recent date to which interest has been paid on the Notes of such Series or, if no interest has been paid, from the Original Issue Date.  Interest on the Notes shall be payable on each Interest Payment Date.

The person in whose name any Note is registered at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date, except if and to the extent the Company shall default in the payment of the interest due on such Interest Payment Date for such Series, in which case the provisions of Section 2.14 shall apply.

Section 2.05. Registrar and Paying Agent; Agents Generally.  The Company shall maintain an office or agency where Notes may be presented for registration, registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”), which shall be in the Borough of Manhattan, The City of New York. The Company shall cause the Registrar to keep a register of the Notes due 2013 and the Notes due 2015 and of their registration, transfer and exchange (each a “Note Register”).  The Company may have one or more additional Paying Agents or transfer agents with respect to the Notes.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall give prompt written notice to the Trustee of the name and address of any Agent and any change in the name or address of an Agent.  If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.  The Company may remove any Agent upon written notice to such Agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor Agent to such Agent as evidenced by an appropriate agency agreement entered into by the Company and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor Agent in accordance with clause (i) of this proviso.  The Company or any Affiliate of the Company may act as Paying Agent or Registrar; provided that neither the Company nor an Affiliate of the Company shall act as Paying Agent in connection with the defeasance of the Notes or the discharge of this Indenture under Article 8.

The Company initially appoints the Trustee as Registrar, Paying Agent and Authenticating Agent.  If, at any time, the Trustee is not the Registrar, the Registrar shall make available to the Trustee ten days prior to each Interest Payment Date and at such other times as the Trustee may reasonably request the names and addresses of the Holders as they appear in the Note Register.

Section 2.06.  Paying Agent to Hold Money in Trust.  Not later than 10:00 a.m. New York City time on each due date of any Principal or interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such Principal or interest.  The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders of such Notes or the Trustee all money held by the Paying Agent for the payment of Principal of and interest on such Notes and shall promptly notify the Trustee of any default by the Company in making any such payment.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed.  Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee.  If the Company or any Affiliate of the Company acts as Paying Agent, it will, on or before each due date of any Principal of or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders thereof a sum of money sufficient to pay such Principal or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee in writing of its action or failure to act as required by this Section.

Section 2.07.  Restrictions on Transfer and Exchange.  (a) The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section, Section 2.08 and in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depositary. The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

(b)                                 The transfer or exchange of any Note (or a beneficial interest therein) that bears the Restricted Legend may only be made in compliance with the provisions of the Restricted Legend.

(c)                                  The transfer or exchange of a beneficial interest in an Offshore Global Note for a beneficial interest in a U.S. Global Note may only be made upon receipt by the Trustee of a duly completed Rule 144A Certificate.

(d)                                 The transfer or exchange of a beneficial interest in a U.S. Global Note for a beneficial interest in an Offshore Global Note may only be made upon receipt by the Trustee of a duly completed Regulation S Certificate.

(e)                                  During the Restricted Period, beneficial interests in an Offshore Global Note may be held through the Depositary only through Euroclear and Clearstream, and their respective direct and indirect participants.

(f)                                    The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Company will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.

Section 2.08.  Registration, Transfer and Exchange.  (a) Registered Global Form Only. The Notes will be issued in registered form only, without coupons.  The Notes will be issued in global form only except for Notes to be issued under the circumstances described in clause (b)(iv) of this Section which shall be issued as certificated notes.

(b)                   Global Notes. (i)  Each Global Note will be registered in the name of the Depositary or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.

(ii)                    Each Global Note will be delivered to the Trustee as custodian for the Depositary. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in paragraph (b)(iv) of this Section.

(iii)                 Agent Members will have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(iv)                If (x) the Depositary (1) notifies the Company that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by the Company within 90 days of the notice or (2) has ceased to be a clearing agency registered under the Exchange Act, (y) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary, or (z) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated notes, the Trustee will promptly exchange each beneficial interest in a Global Note for one or more certificated notes of the applicable Series in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depositary, and thereupon the Global Note will be deemed canceled.  Each certificated note issued in exchange therefor will bear the Restricted Legend.

(c)                                  Transfers and Exchanges Generally. A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of the same Series of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 2.07. The Trustee will promptly register any such transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that (x) no transfer or exchange will be effective until the transfer or exchange is registered in such register and (y) the Trustee will not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed, (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except, in the case of a partial redemption, that portion of any such Note not being redeemed, or (iii) if a redemption is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after such Regular Record Date and before the date of redemption. Prior to the registration of any transfer, the Company, the Trustee and their agents will treat the person in whose name a Note is registered as the owner and Holder thereof for all purposes (whether or not any Note is overdue), and will not be affected by notice to the contrary.

From time to time the Company will execute and the Trustee will authenticate replacement or substitute Notes of the applicable Series as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or other similar governmental charge payable upon exchange pursuant to paragraph (b)(iv) of this Section).

(d)                                 Procedures to Be Followed by the Trustee.  Global Note to Global Note.  A beneficial interest in a Global Note may only be transferred or exchanged for a beneficial interest in another Global Note of the same Series.  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note of the same Series, the Trustee will (x) record a decrease in the principal amount of the Global Note of the same Series being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note of the same Series. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note of the same Series, or exchanged for an interest in another Global Note of the same Series, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note of the same Series and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note of the same Series for as long as it remains such an interest.

Section 2.09.  Replacement Notes.  If a defaced or mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note of the same Series and of such tenor and principal amount bearing a number not contemporaneously outstanding.  If required by the Trustee or the Company, an indemnity bond must be furnished that is sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee and any Agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge such Holder for its expenses and the expenses of the Trustee (including without limitation attorneys’  fees and expenses) in replacing a Note.  In case any such mutilated, defaced, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note of the same Series instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company and shall be entitled to the benefits of this Indenture.

To the extent permitted by law, the foregoing provisions of this Section are exclusive with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

Section 2.10.  Outstanding Notes.  Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.

If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding unless and until the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a holder in due course.

If the Paying Agent (other than the Company or an Affiliate of the Company) holds on the maturity date or any redemption date or date for repurchase of Notes of either or both Series money sufficient to pay Notes of such Series payable or to be redeemed or repurchased on that date, then on and after that date such Notes cease to be outstanding and interest on them shall cease to accrue.

A Note does not cease to be outstanding because the Company or one of its Affiliates holds such Note, provided, however, that, in determining whether the Holders of the requisite principal amount of the outstanding Notes of such Series have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes as to which a Responsible Officer of the Trustee has received written notice to be so owned shall be so disregarded.  Any Notes so owned which are pledged by the Company, or by any Affiliate of the Company, as security for loans or other obligations, otherwise than to another such Affiliate of the Company, shall be deemed to be outstanding, if the pledgee is entitled pursuant to the terms of its pledge agreement and is free to exercise in its or his discretion the right to vote such Notes, uncontrolled by the Company or by any such Affiliate.

Section 2.11.  Temporary Notes.  Until definitive Notes of the respective Series are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes of such Series.  Temporary Notes of the respective Series shall be substantially in the form of definitive Notes of such Series but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officers executing the temporary Notes, as evidenced by their execution of such temporary Notes.  If temporary Notes are issued, the Company will cause definitive Notes of such Series to be prepared without unreasonable delay.  After the preparation of definitive Notes, the temporary Notes of such Series shall be exchangeable for definitive Notes of such Series of such tenor upon surrender of such temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 4.02, without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of such Series and of such tenor and authorized denominations.  Until so exchanged, any temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.12.  Cancellation.  The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold.  The Registrar, any transfer agent and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee shall retain, cancel and destroy all Notes surrendered for transfer, exchange, payment or cancellation and shall deliver a certificate of destruction, or copies of the cancelled Notes to the Company.  The Company may not issue new Notes of any Series to replace Notes of such Series it has paid in full or delivered to the Trustee for cancellation.

Section 2.13.  CUSIP Numbers.  The Company in issuing the Notes may use “CUSIP” and “CINS” numbers for each Series, and the Trustee shall use CUSIP numbers or CINS numbers, as the case may be, in notices of redemption or exchange as a convenience to Holders and no representation shall be made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange.

Section 2.14.  Defaulted Interest.  If the Company defaults in a payment of interest on the Notes of either or both Series, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay, the defaulted interest plus (to the extent lawful) any interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, which shall mean the 15th day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day.  At least 15 days before such special record date, the Company shall mail to each Holder of such Series of Notes and to the Trustee a notice that states the special record date, the payment date and the amount of defaulted interest to be paid on such Notes.

ARTICLE 3
REDEMPTION

Section 3.01.  Optional Redemption.  With respect to each Series of Notes, at any time and from time to time, the Company may redeem the Notes of either or both Series in whole or in part at a redemption price equal to (a) the sum of (i) 100% of the Principal amount thereof plus accrued and unpaid interest to the redemption date plus (ii) a Make-Whole Amount, if any, if redeemed prior to May 15, 2008; or (b) if redeemed on or after May 15, 2008, at a redemption price equal to the percentage of Principal amount set forth below for the applicable Series, plus accrued and unpaid interest to the redemption date if redeemed during the 12 month period commencing on May 15, of the years set forth below ; provided that if the date fixed for redemption is May 15 or November 15, then the interest payable on such date shall be paid to the holder of record on the immediately preceding Regular Record Date.

8¾% Second Priority Senior Secured Notes due 2013

12-month period commencing May 15 in Year	Percentage
2008	104.375%
2009	102.917%
2010	101.458%
2011 and thereafter	100.000%

9% Second Priority Senior Secured Notes due 2015

12-month period commencing May 15 in Year	Percentage
2008	104.500%
2009	103.000%
2010	101.500%
2011 and thereafter	100.000%

Section 3.02.  Notice of Redemption; Partial Redemptions.  Notice of redemption to the Holders of the Notes to be redeemed as a whole or in part shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holders of such Notes at their last addresses as they shall appear upon the Note Register.  Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Failure to give notice by mail, or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

The notice of redemption to each such Holder shall specify the principal amount of each Note held by such Holder to be redeemed, the CUSIP numbers of the Notes to be redeemed, the date fixed for redemption, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of such Notes, that interest accrued to the date fixed for redemption will be paid as specified in such notice and that on and after said date interest thereon or on the portions thereof to be redeemed will cease to accrue.  In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that on and after the date fixed for redemption, upon surrender of such Note, a new Note or Notes of such

Series and in such tenor and in principal amount equal to the unredeemed portion thereof will be issued.

The notice of redemption of Notes to be redeemed at the option of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

On or before 10:00 a.m. New York City time on the redemption date specified in the notice of redemption given as provided in this Section, the Company will deposit with the Trustee or with one or more Paying Agents (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 2.06) an amount of money sufficient to redeem on the redemption date all the Notes so called for redemption at the appropriate redemption price, together with accrued interest to the date fixed for redemption.  If all of the outstanding Notes of either or both Series are to be redeemed, the Company will deliver to the Trustee at least 10 days prior to the last date on which notice of redemption may be given to Holders pursuant to the first paragraph of this Section 3.02 (or such shorter period as shall be acceptable to the Trustee) an Officers’ Certificate stating that all such Notes are to be redeemed.  If less than all the outstanding Notes of either or both Series are to be redeemed, the Company will deliver to the Trustee at least 15 days prior to the last date on which notice of redemption may be given to Holders pursuant to the first paragraph of this Section 3.02 (or such shorter period as shall be acceptable to the Trustee) an Officers’ Certificate stating the aggregate principal amount of such Notes to be redeemed.  In case of a redemption at the election of the Company prior to the expiration of any restriction on such redemption, the Company shall deliver to the Trustee, prior to the giving of any notice of redemption to Holders pursuant to this Section, an Officers’ Certificate stating that such redemption is not prohibited by such restriction.

If less than all the Notes of either or both Series are to be redeemed, the Trustee shall select, pro rata, by lot or in such manner as it shall deem appropriate and fair, Notes of the applicable Series to be redeemed in whole or in part.  Notes may be redeemed in part in multiples equal to the minimum authorized denomination for Notes or any multiple thereof.  The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.  For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

Section 3.03.  Payment of Notes Called for Redemption.  If notice of redemption has been given as above provided, the Notes or portions of Notes specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the date fixed for redemption, and on and after such date (unless the Company shall default in the payment of such Notes at the redemption price, together with interest accrued to such date) interest on the Notes or portions of Notes so called for redemption shall cease to accrue, and, except as provided in Section 7.09 and Section 8.02, such Notes shall cease from and after the date fixed for redemption to be entitled to any benefit under this Indenture, and the Holders thereof shall have no right in respect of such Notes except the right to receive the redemption price thereof and unpaid interest to the date fixed for redemption.  On presentation and surrender of such Notes at a place of payment specified in said notice, said Notes or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price, together with interest accrued thereon to the date fixed for redemption; provided that payment of interest becoming due on or prior to the date fixed for redemption, shall be payable to the Holders of such Notes registered as such on the relevant record date subject to the terms and provisions of Section 2.01 and Section 2.14 hereof.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the Principal shall, until paid or duly provided for, bear interest from the date fixed for redemption at the rate of interest borne by such Note.

Upon presentation of any Note redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to or on the order of the Holder thereof, at the expense of the Company, a new Note or Notes of such Series and of such tenor, of authorized denominations, in principal amount equal to the unredeemed portion of the Note so presented.

Section 3.04.  Exclusion of Certain Notes from Eligibility for Selection for Redemption.  Notes shall be excluded from eligibility for selection for redemption if they are identified by registration and certificate number in a written statement signed by an authorized officer of the Company and delivered to the Trustee at least 40 days prior to the last date on which notice of redemption may be given as being owned of record and beneficially by, and not pledged or hypothecated by, either (a) the Company or (b) an entity specifically identified in such written statement as directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

ARTICLE 4
COVENANTS

Section 4.01.  Payment of Notes.  The Company shall pay the Principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture.  The interest on the Notes shall be payable only to the Holders thereof and at the option of the Company may be paid by mailing checks for such interest payable to or upon the written order of such Holders at their last addresses as they appear on the Note Register of the Company.

Notwithstanding any provisions of this Indenture and the Notes to the contrary, if the Company and a Holder of any Note so agree, payments of interest on, and any portion of the Principal of, such Holder’s Note (other than interest payable at maturity or on any redemption or repayment date or the final payment of Principal on such Note) shall be made by the Paying Agent, upon receipt from the Company of immediately available funds by 11:00 A.M., New York City time (or such other time as may be agreed to between the Company and the Paying Agent), directly to the Holder of such Note (by Federal funds wire transfer or otherwise) if the Holder has delivered written instructions to the Trustee 15 days prior to such payment date requesting that such payment will be so made and designating the bank account to which such payments shall be so made and in the case of payments of Principal, surrenders the same to the Trustee in exchange for a Note or Notes aggregating the same principal amount as the unredeemed principal amount of the Notes surrendered.  The Trustee shall be entitled to rely on the last instruction delivered by the Holder pursuant to this Section 4.01 unless a new instruction is delivered 15 days prior to a payment date.  The Company will indemnify and hold each of the Trustee and any Paying Agent harmless against any loss, liability or expense (including attorneys’ fees) resulting from any act or omission to act on the part of the Company or any such Holder in connection with any such agreement or from making any payment in accordance with any such agreement.

The Company shall pay interest on overdue Principal, and interest on overdue installments of interest, to the extent lawful, at the rate per annum specified in the Notes.

Section 4.02.  Maintenance of Office or Agency.  The Company will maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company hereby initially designates Wells Fargo Corporate Trust, c/o The Depository Trust Company, the corporate trust office of the Trustee’s Agent, located at 55 Water Street, 1st Floor, TADS Department, New York, NY 10041, in the Borough of Manhattan, The City of New York, as such office or agency of the Company.  The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 10.01.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.  The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03.  Noteholders’ Lists.  Unless the Trustee is acting as registrar for the Notes, the Company will furnish or cause to be furnished to the Trustee a list in such form as the Trustee may reasonably require of the names and addresses of the holders of the Notes (a) semi-annually not more than 15 days after each Regular Record Date, as hereinabove specified, as of such record date and (b) at such other times as the Trustee may request in writing, within thirty days after receipt by the Company of any such request as of a date not more than 15 days prior to the time such information is furnished.

Section 4.04.  Certificate to Trustee.  The Company will furnish to the Trustee annually, on or before a date not more than four months after the end of its fiscal year (which, on the date hereof, is a calendar year), a brief certificate (which need not contain the statements required by Section 10.03) from its principal executive, financial or accounting officers to his or her knowledge of the compliance of the Company with all conditions and covenants under this Indenture (such compliance to be determined without regard to any period of grace or requirement of notice provided under this Indenture).

Section 4.05.  Reports by the Company.  The Company covenants to file with the Trustee, within 15 days after the Company has filed the same with the Commission, copies of the annual reports and of the information, documents, and other reports which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 4.06.  Limitation on Liens.  (a) If the Company shall incur, issue, assume or Guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other Lien on any Principal Property or any Capital Stock or indebtedness held directly by the Company of any Subsidiary of the Company, the Company shall secure the Notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets of the Company.  This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by (i) property of any Subsidiary of the Company, (ii) Liens on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Subsidiary of the Company, (iii) Liens in favor of the Company or any Subsidiary of the Company, (iv) Liens in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments, (v) Liens on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (vi) Liens existing on the Original Issue Date, (vii) Liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900 million at any time outstanding, (viii) Liens incurred in connection with pollution control, industrial revenue or similar financings, and (ix) any extension, renewal or replacement of any Debt secured by any Liens referred to in the foregoing clauses (i) through (viii), inclusive.

(b)                                 Notwithstanding the foregoing, the Company shall not permit any Lien on any Collateral Assets to secure Debt of the Company that would violate Section 4.07.

Section 4.07.  Limitation on the Incurrence of Debt Secured by the Collateral Assets.  (a) The Company shall not incur any Debt secured by a Lien on Collateral Assets unless the Notes are secured by at least a second-priority Lien on such Collateral Assets under the Second Priority Collateral Documents. In addition, the Company shall not incur any First-Priority Secured Debt or Second-Priority Secured Debt, if, on the date of incurrence, after giving effect to such incurrence, the Secured Leverage Ratio would have been greater than 2.75 to 1.0.

(b)                                 Notwithstanding the foregoing, the Company will be permitted to incur any of the following:

(i)                       First-Priority Secured Debt and Second-Priority Secured Debt if, on the date of incurrence, after giving effect to such incurrence the aggregate principal amount (or accreted value, if applicable) of First-Priority Secured Debt and Second-Priority Secured Debt (excluding First-Priority Secured Debt and Second-Priority Secured Debt described in clauses (ii) through (v) below) does not exceed $3.0 billion reduced by the aggregate principal amount (or accreted value, if applicable) of First-Priority Secured Debt and Second-Priority Secured Debt (other than First-Priority Secured Debt and Second-Priority Secured Debt described in clauses (ii) through (v) below) repaid, repurchased or otherwise retired pursuant to Section 4.09; provided that no such reduction will be required with respect to any repayment, repurchase or other retirement of First-Priority Secured Debt or Second-Priority Secured Debt out of the Net

Cash Proceeds of any Announced Asset Sale or with respect to the first $500 million aggregate principal amount (or accreted value, if applicable) of other First-Priority Secured Debt or Second-Priority Secured Debt repaid, repurchased or otherwise retired that but for this proviso would have required a reduction;

(ii)                    Obligations under interest rate and foreign currency hedging agreements, and cash management services arrangements;

(iii)                 Obligations relating to the secured equity linked loans outstanding on the date hereof issued by AES New York Funding LLC;

(iv)                Obligations relating to the Guarantee by the Company of certain obligations of AES Sul outstanding on the date hereof; and

(v)                   Obligations the net proceeds of which are used to refinance any of the obligations listed in the foregoing clauses (ii) through (iv).

(c)                                  Notwithstanding the foregoing, to the extent that the Company incurs Debt that is secured by a Lien on any Collateral Assets that is not First-Priority Secured Debt or Second-Priority Secured Debt, the security documents or other agreements creating, or related to, the Lien securing such Debt shall provide that (i) such Lien shall be subordinate to the Lien securing the Notes, (ii) the holders of such Debt will not be entitled to any proceeds from any sale or liquidation of any of the Collateral after the Notes are due and payable until the Notes have been paid in full, (iii) prior to the time that the Notes have been paid in full and are no longer outstanding, the Holders of the Notes, or the Trustee on behalf of the Holders of the Notes, or the lenders under the Senior Secured Credit Facilities, or the holders of a majority of other First-Priority Secured Debt, as the case may be, will have the sole ability to control remedies (including any sale or liquidation after the Notes are due and payable) with respect to the Collateral and, prior to such time, neither the holders of such Debt or any of their representatives will have any authority to, or to direct any collateral agent to, foreclose or otherwise realize upon any of the Collateral pursuant to any of the security documents and (iv) such junior Liens shall automatically be released if the second-priority Lien is released under the Second Priority Collateral Documents or (except with respect to the proceeds thereof) upon any sale or liquidation in connection with any foreclosure on the Collateral by or on behalf of the Holders of the Notes.

Section 4.08.  Limitations on Restricted Payments.  (a) The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment:

(i)                       an Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;

(ii)                    the Consolidated Fixed Charge Ratio of the Company would be less than 1.75 to 1.0; or

(iii)                 the aggregate amount expended by the Company and its Subsidiaries for all Restricted Payments (the amount of any single or related series of Restricted Payments so expended or distributed, if in excess of $15 million and other than in cash, to be determined in good faith by the Board of Directors, as evidenced by a Board resolution) after the date hereof shall exceed the sum of:

(A)                         50% of the Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period) beginning on April 1, 2003 and ending on the last day of the fiscal quarter for which financial information is available immediately prior to the date of such calculation; provided that if Net Income for such period is less than zero, then minus 100% of such net loss; plus

(B)                           the aggregate net proceeds (including the fair market value of proceeds other than cash, as determined in good faith by the Board of Directors, as evidenced by a Board resolution if the fair market value of such non-cash proceeds is in excess of $15 million) received by the Company from and after the date hereof from the issuance and sale (other than to a Subsidiary) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for, Redeemable Stock or securities other than its Capital Stock), and warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock convertible (unless solely at the option of the Company) into (x) any security other than its Capital Stock or (y) its Redeemable Stock; less

(C)                           the aggregate amount expended by the Company and its Subsidiaries after the date hereof to optionally repay, repurchase or otherwise retire for value any Debt of the Company other than First-Priority Secured Debt, Second-Priority Secured Debt or any revolving credit facility (it being understood that the repurchase of senior and senior subordinated notes pursuant to the Tender Offer as required by Section 4.15 is not optional);

provided that the foregoing clause (iii) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this covenant.

(b)                                 For purposes of clause (a)(iii)(B) above, the aggregate net proceeds received by the Company (i) from the issuance of its Capital Stock upon the conversion of, or exchange for, securities evidencing Debt of the Company, shall be calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount (or, if discount Debt, the accreted principal amount) of the Debt evidenced by such securities converted or exchanged and (ii) upon the conversion or exchange of other securities of the Company shall be equal to the aggregate net proceeds of the original sale of the securities so converted or exchanged if such proceeds of such original sale were not previously included in any calculation for the purposes of clause (a)(iii)(B) above plus any additional sums payable to the Company upon conversion or exchange.

Section 4.09.  Limitations on Asset Dispositions.  (a) The Company shall not make, and shall not permit any of its Subsidiaries to make, any Asset Disposition unless:

(i)                       the Company (or the Subsidiary, as the case may be) receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of (such amounts in excess of $50 million determined in good faith by the Board of Directors, as evidenced by a Board resolution);

(ii)                    not less than 75% of the consideration received by the Company (or such Subsidiary, as the case may be) is in the form of cash or property or assets used or useful in a Power Supply Business or Capital Stock of a Person primarily engaged in a Power Supply Business, provided that any note or other obligation received by the Company (or such Subsidiary, as the case may be) that is converted into cash within 180 days of such Asset Disposition and any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or any Subsidiary that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (ii); provided further that any property or assets received from Asset Dispositions of Collateral Assets shall be either (x) pledged as Collateral under the Second-Priority Security Documents or (y) received by a Collateral Subsidiary; and

(iii)                 (A) first, the Net Cash Proceeds of such Asset Disposition are applied within 90 days from the later of the date of such Asset

Disposition or the receipt of Net Cash Proceeds related thereto, to the payment of the principal of, premium and interest on any First-Priority Secured Debt of the Company (including to cash collateralize letters of credit) and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid; provided that no such permanent reduction will be required with respect to any such payment out of the Net Cash Proceeds of any Announced Asset Sale or with respect to the first $500 million aggregate principal amount (or accreted value, if applicable) of other repaid Debt that but for this proviso would be required to be permanently reduced; and second, (B) to the extent such Net Cash Proceeds are not required by the lenders, or the terms, of the First-Priority Secured Debt to be applied in accordance with the foregoing or, if after being so applied there remain Net Cash Proceeds, then at the Company’s election, such Net Cash Proceeds are either:

(x)                                   invested in the business or businesses of the Company or any of its Subsidiaries; provided that (1) such investment is made within 365 days from the later of the date of such Asset Disposition or the receipt of the Net Cash Proceeds related thereto and (2) the Net Cash Proceeds from Asset Dispositions of Collateral Assets may only be invested pursuant to this clause (x) in (I) assets (including Capital Stock) that are pledged as Collateral under the Second Priority Collateral Documents substantially concurrently with such acquisition or (II) a business or businesses owned by a Collateral Subsidiary; or

(y)                                 applied to the payment, repurchase or other retirement of any First-Priority Secured Debt of the Company, Second-Priority Secured Debt of the Company (provided that payment, repurchase or other retirement of any Second-Priority Secured Debt shall be pro rata with the Notes) or Debt of any Consolidated Subsidiary of the Company (other than Debt owed to the Company or another Subsidiary of the Company), and in connection with any such payment, repurchase or other retirement, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid; provided that (1) such Net Cash Proceeds are so applied within three months after the expiration of the 365-day period referred to in clause (x) above, (2) the Net Cash Proceeds from Asset Dispositions of Collateral Assets may only be used pursuant to this clause (y) to pay, repurchase or retire First-Priority Secured Debt of the Company, Second-Priority Secured Debt of the Company or Debt of any Collateral Subsidiary (other than Debt owed to the Company or another Subsidiary of the Company) and

(3) no such permanent reduction will be required with respect to any such payment out of the Net Cash Proceeds of any Announced Asset Sale or with respect to the first $500 million aggregate principal amount (or accreted value, if applicable) of other repaid, repurchased or retired Debt that but for this proviso would be required to be permanently reduced; or

(z)                                   applied to make a tender offer (the “Offer”) to purchase the Notes and other First-Priority Secured Debt or Second-Priority Secured Debt of the Company secured by the Collateral from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Debt with the proceeds from assets sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Debt issued with an original issue discount) of the Notes and such other Debt then outstanding at a purchase price of 100% of their principal amount (or accreted value in the case of Debt issued with an original issue discount), plus accrued interest (subject to proration in the event of oversubscription in the manner set forth below).

(b)                   Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition are prohibited or delayed by applicable local law from being repatriated to the U.S., the Company (or such Subsidiary, as the case may be) shall not be required to apply the portion of such Net Cash Proceeds so affected in accordance with clauses (a)(ii) and (a)(iii) above (the Company hereby agrees to cause the applicable Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation); provided that (i) in the case of Net Cash Proceeds from Asset Dispositions of Collateral Assets, such Net Cash Proceeds shall be held by a Collateral Subsidiary pending such repatriation or application in accordance with clauses (a)(ii) and (a)(iii) above and (ii) once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this Section 4.09. To the extent that dividends or distributions of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would result in a tax liability greater than that which would be incurred if such Net Cash Proceeds were not so dividended or distributed, the Net Cash Proceeds so affected may be retained by the applicable Subsidiary for so long as such adverse tax liability would continue to be incurred.

(c)                    Notwithstanding anything in this Section 4.09 to the contrary, the Company and any Subsidiary may make the following Asset Dispositions:

(i)                       a disposition resulting from the bona fide exercise by governmental authority of its claimed or actual power of eminent domain; provided that to the extent the Company or any Subsidiary receives any cash consideration in connection with such Asset Disposition, the Net Cash Proceeds from such Asset Disposition shall be applied in accordance with clauses (a)(ii) and (a)(iii) of this Section 4.09;

(ii)                    a realization upon a security interest; provided that to the extent the Company or any Subsidiary receives any cash consideration in connection with such Asset Disposition, the Net Cash Proceeds from such Asset Disposition shall be applied in accordance with clauses (a)(ii) and (a)(iii) of this Section 4.09;

(iii)                 any Permitted Payment or Restricted Payment that is permitted hereunder;

(iv)                any sale, transfer, conveyance, lease or other disposition of the Capital Stock or Property of a Subsidiary pursuant to the terms of any power sales agreement or steam sales agreement or other agreement or contract related to the output or product of, or services rendered by, a Power Supply Business as to which such Subsidiary is the supplying party; provided that to the extent the Company or any Subsidiary of the Company receives any cash consideration in connection with such Asset Disposition, the Net Cash Proceeds from such Asset Disposition shall be applied in accordance with clauses (a)(ii) and (a)(iii) of this Section 4.09; or

(v)                   any Investment made by the Company or any Subsidiary of the Company, other than any Investment made by a Collateral Subsidiary in a Subsidiary of the Company that is not a Collateral Subsidiary (x) in exchange for which such Collateral Subsidiary receives less than fair value or (y) which constitutes all or substantially all of the assets of such Collateral Subsidiary.

(d)                                 If the aggregate purchase price of Notes and other Debt tendered pursuant to an Offer made pursuant to clause (a)(iii)(B)(z) of this Section 4.09 is less than the Net Cash Proceeds allotted to the purchase of the Notes and other Debt, the Company may use the remaining Net Cash Proceeds for general corporate purposes.  The Company will not be required to comply with the provisions of clause (a)(iii) of this Section 4.09 if the Net Cash Proceeds from one or more Asset Dispositions occurring on or after the date hereof are less than $40 million in any one fiscal year. Any lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes.

(e)                    The Company shall make an Offer pursuant to clause (a)(iii)(B)(z) by mailing to each Holder of the Notes, within 30 days from the receipt of Net Cash Proceeds, a written notice specifying the purchase date, which shall be not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”) and shall contain certain information concerning the business of the Company which the Company believes in good faith will enable the Holders of the Notes to make an informed decision. Holders electing to have their notes purchased will be required to surrender such Notes at least one Business Day prior to the Purchase Date. If at the expiration of the offer period the aggregate principal amount of Notes surrendered by Holders exceeds the amount available to purchase Notes, the Company will select the Notes to be purchased on a pro rata basis.

(f)                      In the event the Company is unable to purchase Notes from Holders in an Offer because of provisions of applicable law, the Company need not make an Offer.  The Company shall then be obligated to use the Net Cash Proceeds in accordance with clauses (a)(iii)(B)(x) or (a)(iii)(B)(y) of this Section 4.09.

(g)                   The Company shall comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with an Offer under this Section 4.09.

Section 4.10.  Repurchase of Notes Upon a Change of Control.  (a) Upon a Change of Control, each holder of the Notes shall have the right to require that the Company repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

(b)                                 Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of the Notes with a copy to the Trustee stating

(i)                       that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Offer”),

(ii)                    the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control),

(iii)                 the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the “Repurchase Date”),

(iv)                that any Note not tendered shall continue to accrue interest,

(v)                   that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date,

(vi)                that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date,

(vii)             that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased, and

(viii)          that Holders which elect to have their Notes purchased only in part will be issued new Notes of the same Series in a principal amount equal to the unpurchased portion of the Notes surrendered.

(c)                        On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers’ Certificate identifying the Notes or portions thereof tendered to the Company.

(d)                       The Trustee shall promptly mail to the Holders of the Notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such Holders a new Note of the same Series in a principal amount equal to any unpurchased portion of the Note surrendered.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

(e)                        The Company shall comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

Section 4.11.  Limitations on Transactions with Affiliates.  (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any transaction or series of related transactions (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) involving aggregate consideration in excess of $5 million with any Affiliate (other than a Person that constitutes an Affiliate solely because of the Company’s or its Subsidiary ‘s control of such Person) or holder of 5% or more of any class of Capital Stock of the Company except for transactions (including any loans or advances by or to, or Guarantee on behalf of, any Affiliate or any such holder) made in good faith the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis with Persons who are not such a holder or Affiliate; provided that

(i)                       any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm’s-length basis with Persons who are not such a holder or Affiliate if such transaction is approved by a majority of the Company’s Board of Directors (including a majority of the Company’s independent directors); and

(ii)                      with respect to the purchase or disposition of assets of the Company or any of its Subsidiaries having a net book value in excess of $15 million, in addition to approval of its Board of Directors, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to the Company or its Subsidiary, as the case may be, from a financial point of view;

provided that the fairness, reasonableness and arm’s-length nature of the terms of any transaction which is part of a series of related transactions may be determined on the basis of the terms of the series of related transactions taken as a whole.

(b)                                 Clause (a) of this Section 4.11 shall not apply to

(i)                       transactions between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries that are approved by the Board of Directors or any committee of the Board of Directors consisting of the Company’s independent directors; provided that the terms of such transaction are at least as favorable as the terms which could be obtained by the Company or its Subsidiaries, as the case may be, in a comparable transaction or consistent with past practice;

(ii)                    the payment of reasonable and customary regular fees to directors of the Company or a Subsidiary of the Company;

(iii)                                       any transaction between the Company and any of its Consolidated Subsidiaries or between any of its Consolidated Subsidiaries;

(iv)                                      any Permitted Payment and any Restricted Payment not otherwise prohibited by Section 4.08; or

(v)                                         the provision of general corporate administrative, operating and management services, including, without limitation, procurement, construction engineering, construction administration, legal, accounting, financial, money management, risk management, personnel, administration and business planning services, in each case, in the ordinary course and provided that the terms of such provision of services are at least as favorable as the terms which could be obtained by the Company or its Subsidiaries, as the case may be, in a comparable transaction made on an arm’s-length basis.

Section 4.12.  Second-Priority Liens.  To the extent the Company or any Subsidiary of the Company grants a Lien upon any of its property or assets to secure the First-Priority Secured Debt, the Company or such Subsidiary, as the case may be, shall, contemporaneously with the granting of such Lien, secure the Company’s Obligations under the Indenture and the Notes with a second-priority Lien upon such property or assets pursuant to the Second Priority Collateral Documents.  Notwithstanding the foregoing, the Company shall not permit any Lien on any Collateral Assets to secure Debt of AES that would violate Section 4.07.

Section 4.13.  Limitation on Sale Leaseback Transactions.  The Company shall not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) the Company could incur a Lien on such property under the restrictions described in Section 4.06 hereof in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes or (b) the Company, within 180 days after the sale or transfer by the Company, applies to the retirement of its Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased as determined by the Board of Directors; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (A) the principal amount of any Notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation, and (B) the principal amount of Funded Debt, other than Notes, voluntarily retired by the Company within 180 days after such sale or transfer; provided further that no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Section 4.14.  Restrictions on Securing or Guaranteeing Outstanding AES Notes.  The Company shall not pledge any asset to secure (other than in connection with the defeasance thereof) or permit any of its Subsidiaries to Guarantee or pledge any asset to secure any Outstanding AES Notes unless such asset is pledged to secure the Notes or such Subsidiary Guarantees the Notes, as the case may be, on an equal and ratable basis.

Section 4.15.  Use of Proceeds from the Notes.  Of the net proceeds received by the Company on the date hereof from the offering of the Original Notes, the Company shall use (a) $475 million to repay Debt outstanding under the Senior Secured Credit Facilities, (b) an amount necessary to purchase its senior subordinated notes in accordance with the terms of the tender offer it launched on April 4, 2003 as amended as of May 2, 2003 (the “Tender Offer”) and (c) an amount necessary to purchase its senior notes in accordance with the terms of the Tender Offer. The Company may use the remaining proceeds for general corporate purposes.  If for any reason, the Company terminates the Tender Offer and does not apply the proceeds to purchase outstanding notes as described in clauses (b) and (c) above in accordance with the terms of the Tender Offer, within 180 days of the date of such termination, the Company shall use such proceeds to repay additional debt under its Senior Secured Credit Facilities and/or to repurchase its outstanding debt securities.

Section 4.16.  Investment Grade Fallaway.  (a) Notwithstanding anything to the contrary contained in this Article 4, the Company’s obligation to comply with the provisions of Section 4.08, Section 4.09 (but only with respect to assets that do not constitute Collateral Assets) and Section 4.10 (collectively the “Extinguished Covenants”) will terminate and cease to have any further effect from and after the first date when the Notes are rated Investment Grade; provided that if the Notes subsequently cease to be rated Investment Grade, then from and after the time the Notes cease to be rated Investment Grade, the Company’s obligation to comply with the Extinguished Covenants shall be reinstated.

(b)                       Notwithstanding the foregoing, in the event of any such reinstatement described above, no action taken or omitted to be taken by the Company or any of its Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the Extinguished Covenants upon reinstatement; provided that with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made after the date hereof will be calculated as though Section 4.08 had been in effect during the entire period after the date hereof.

ARTICLE 5

SUCCESSOR CORPORATION

Section 5.01.  When Company May Merge, Etc.  The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless either (x) the Company shall be the continuing Person or (y) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which properties and assets of the Company are transferred shall be a solvent corporation organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture and any other agreement reasonably satisfactory to the Trustee, executed and delivered to the Trustee, all of the Obligations of the Company under the Notes, this Indenture and the Second Priority Collateral Documents and the Company shall have delivered to the Trustee (a) an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture and/or other agreement complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with and that each of such supplemental indenture and/or other agreement constitutes the legal, valid and binding obligation of the Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions and (b) an Officers’ Certificate to the effect that immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.

Section 5.02.  Successor Substituted.  Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company in accordance with Section 5.01 of this Indenture, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE 6

DEFAULT AND REMEDIES

Section 6.01.  Events of Default.  An “Event of Default” shall occur with respect to any Series of Notes if:

(a)                        the Company defaults in the payment of the Principal or premium, if any, on any Notes of such Series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, or otherwise;

(b)                       the Company defaults in the payment of interest on any Note of such Series when the same becomes due and payable, and such default continues for a period of 30 days;

(c)                        the Company defaults in the performance of or breaches any other covenant or agreement of the Company in this Indenture or in the Notes and such default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes affected by such breach;

(d)                       an event of default, as defined in any indenture or instrument evidencing or under which the Company has at the date of the Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and, either (i) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (ii) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and, the principal amount of such indebtedness, together with the principal amount of any other indebtedness of the Company the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by the Company, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of not less than 25% in the aggregate principal amount of the Notes at the time outstanding; and provided further that if such default shall be remedied or cured by the Company or waived by the holder of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any Holder or any other person;

(e)          any of the Second Priority Collateral Documents ceases to be in full force and effect, or any of the Second Priority Collateral Documents ceases to give the Holders any of the Liens purported to be created thereby, or any of the Second Priority Collateral Documents is declared null and void or the Company denies in writing that it has any further liability under any Second Priority Collateral Document or gives written notice to such effect (in each case other than in accordance with the terms of the Indenture or the terms of the Second Priority

Collateral Documents); provided that if a failure of the sort described in this clause (e) is susceptible of cure, no Event of Default shall arise under this clause (e) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes;

(f)                          a court having jurisdiction in the premises shall enter a decree or order for (i) relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (iii) the winding up or liquidation of the affairs of the Company or any of its Material Subsidiaries, and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(g)                       the Company or any of its Material Subsidiaries (i)  commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (iii) effects any general assignment for the benefit of creditors.

Section 6.02.  Acceleration.  (a) If an Event of Default (other than as described in clauses (f) or (g) of Section 6.01 with respect to the Company) with respect to the Notes then outstanding occurs and is continuing, then, and in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding (or in the case of an Event of Default specified in clauses (a) or (b), the Holders of not less than 25% of the aggregate principal amount of the Series so affected) by notice in writing to the Company (and to the Trustee if given by Noteholders), may, and the Trustee at the request of such Holders (or in the case of an Event of Default specified in clauses (a) or (b), the Holders of not less than 25% of the aggregate principal amount of the Series so affected) shall, declare the entire Principal of all Notes (or the applicable Series of Notes so affected, as the case may be) and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

(b)                       If an Event of Default described in clause (f) or (g) of Section 6.01 occurs and is continuing with respect to the Company, then the Principal of all the Notes then outstanding and interest accrued thereon, if any, shall ipso facto be and become immediately due and payable, without any declaration or other action by any Holder or the Trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the Principal of the Notes (or the applicable Series of Notes so affected, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes (or the applicable Series of Notes so affected, as the case may be) and the Principal of any and all Notes (or the applicable Series of Notes so affected, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such Principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing the Trustee under Section 7.06, and if any and all Events of Default under the Indenture, other than the non-payment of the Principal of Notes (or the applicable Series of Notes so affected, as the case may be) which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority in aggregate Principal amount of all the then outstanding Notes (or the applicable Series of Notes so affected, as the case may be) that have been accelerated, by written notice to the Company and to the Trustee, may waive all defaults with respect to the Notes (or the applicable Series of Notes so affected, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

Section 6.03.  Other Remedies.  If a payment Default or an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of Principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04.  Waiver of Past Defaults.  Subject to Section 6.02, Section 6.07 and Section 9.02, the Holders of at least a majority in Principal amount of the outstanding Notes affected, by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Notes and its consequences, except a Default in the payment of Principal of or interest on any Note as specified in clauses (a) or (b) of Section 6.01 or in respect of a covenant or provision of this

Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.  Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Notes arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 6.05.  Control by Majority.  Subject to Section 7.01 and Section 7.02(e), the Holders of at least a majority in aggregate Principal amount of the outstanding Notes (or in the case of an Event of Default specified in clauses (a) or (b) of Section 6.01 , the Holders of at least a majority in aggregate Principal amount of the applicable Series of Notes so affected) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes by this Indenture; provided, that the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Notes pursuant to this Section 6.05.

Section 6.06.  Limitation on Suits.  Subject to Section 6.07, no Holder of any Note may institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes of the same Series, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(i)                                     such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes of such Series;

(ii)                                  the Holders of at least 25% in aggregate Principal amount of outstanding Notes (or the applicable Series of Notes so affected, as the case may be) shall have made written request to the Trustee to pursue the remedy;

(iii)                               such Holder or Holders have offered and, if requested, provided to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(iv)                              the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v)                                 during such 60-day period, the Holders of a majority in aggregate Principal amount of the outstanding Notes (or the applicable Series of Notes so affected, as the case may be) have not given the Trustee a direction that is inconsistent with such written request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 6.07.  Rights of Holders to Receive Payment.  The provisions of Section 6.06 shall not apply to the right of any Holder of a Note to receive payment of Principal of or interest, if any, on such Holder’s Note on or after the respective due dates expressed on such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, and notwithstanding any other provision of this Indenture, such right shall not be impaired or affected without the consent of such Holder.

Section 6.08.  Collection Suit by Trustee.  If an Event of Default with respect to the Notes in payment of Principal or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Principal of, and accrued interest remaining unpaid on, together with interest on overdue Principal of, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest on, the Notes, in each case at the rate specified in such Notes, and such further amount as shall be sufficient to cover all amounts owing the Trustee under Section 7.06.

Section 6.09.  Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for amounts due the Trustee under Section 7.06) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any moneys, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it under Section 7.06.  Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding

Section 6.10.  Application of Proceeds.  Any moneys or properties collected by the Trustee pursuant to this Article in respect of the Notes shall be applied in the following order at the date or dates fixed by the Trustee:

FIRST:  To the payment of all amounts due the Trustee under Section 7.06;

SECOND:  to Holders for amounts then due and unpaid for Principal of and interest on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for Principal and interest; and

THIRD:  To the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

Section 6.11.  Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored to their former positions hereunder and thereafter all rights and remedies of the Company, Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.12.  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, in either case in respect to the Notes, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.12 does not apply to a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in Principal amount of the outstanding Notes.

Section 6.13.  Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14.  Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01.  General.  The duties and responsibilities of the Trustee shall be as set forth herein.  The Trustee undertakes to perform only the duties expressly set forth herein and no implied covenant or obligation shall be read into this Indenture against the Trustee.  Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.  Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article 7.

Section 7.02.  Certain Rights of Trustee.  (a) The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, Officers’ Certificate, Opinion of Counsel (or both), statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person or persons.  The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

(b)                       before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel, which shall conform to Section 10.03.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.  Subject to Section 7.01 and Section 7.02, whenever in the administration of the trusts of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed)

may, in the absence of negligence or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Trustee, and such certificate, in the absence of negligence or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof;

(c)                        the Trustee may act through its attorneys and agents not regularly in its employ and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care;

(d)                       any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company;

(e)                        the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(f)                          the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(g)                       the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon; and

(h)                       prior to the occurrence of an Event of Default hereunder and after the curing or waiving of all Events of Default, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, Officers’ Certificate, Opinion of Counsel, Board Resolution, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, security, or other paper or document unless requested in writing so to do by the Holders of not less than a majority in aggregate Principal amount of the Notes then outstanding; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding.

Section 7.03.  Individual Rights of Trustee.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee.  Any Agent may do the same with like rights.

Section 7.04.  Trustee’s Disclaimer.  The recitals contained herein and in the Notes (except the Trustee’s certificate of authentication) and the Second Priority Collateral Documents shall be taken as statements of the Company and not of the Trustee and the Trustee assumes no responsibility for the correctness of the same.  Neither the Trustee nor any of its agents (i) makes any representation as to the validity or adequacy of this Indenture or the Notes and (ii) shall be accountable for the Company’s use or application of the proceeds from the Notes, if any.

Section 7.05.  Notice of Default.  If any Default with respect to the Notes occurs and is continuing and if such Default is known to the actual knowledge of a Responsible Officer of the Trustee, the Trustee shall give to each Holder of Notes notice of such Default within 90 days after it occurs (or after such Responsible Officer of the Trustee acquires knowledge thereof) to all Holders, unless such Default shall have been cured or waived before the mailing or publication of such notice; provided, however, that, except in the case of a Default in the payment of the Principal of or interest on any Note, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 7.06.  Compensation and Indemnity.  The Company shall pay to the Trustee such compensation as shall be agreed upon in writing from time to time for its services.  The compensation of the Trustee shall not be limited by any law on compensation of a Trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of pocket expenses, disbursements and advances incurred or made by the Trustee.  Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents, counsel and other persons not regularly in its employ.  The Trustee shall not be required to make any advances hereunder.

The Company shall indemnify the Trustee for, and hold it harmless against, any loss or liability or expense incurred by it without gross negligence or bad faith on its part arising out of or in connection with the acceptance or administration of this Indenture and the Notes or the issuance of the Notes or the trusts hereunder and the performance of duties under this Indenture and the Notes, including the costs and expenses of defending itself against or investigating any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes.

To secure the Company’s payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay Principal of, and interest on particular Notes.

The obligations of the Company under this Section to compensate and indemnify the Trustee and each predecessor Trustee and to pay or reimburse the Trustee and each predecessor Trustee for expenses, disbursements and advances shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture or the rejection or termination of this Indenture under bankruptcy law.  Such additional indebtedness shall be a senior claim to that of the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the benefit of the Holders of particular Notes, and the Notes are hereby subordinated to such senior claim.  If the Trustee renders services and incurs expenses following an Event of Default under Section 6.01(f) or Section 6.01(g) hereof, the parties hereto and the Holders by their acceptance of the Notes hereby agree that such expenses are intended to constitute expenses of administration under any bankruptcy law.

Section 7.07.  Replacement of Trustee.  A resignation or removal of the Trustee as Trustee and appointment of a successor Trustee as Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

The Trustee may resign as Trustee with respect to the Notes at any time by so notifying the Company in writing.  The Holders of a majority in Principal amount of the outstanding Notes may remove the Trustee as Trustee with respect to the Notes by so notifying the Trustee in writing and may appoint a successor Trustee with respect thereto with the consent of the Company.  The Company may remove the Trustee as Trustee with respect to the Notes if: (i) the Trustee is adjudged a bankrupt or insolvent; (ii) a receiver or other public officer takes charge of the Trustee or its property; or (iii) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed as Trustee with respect to the Notes, or if a vacancy exists in the office of Trustee with respect to the Notes for any reason, the Company shall promptly appoint a successor Trustee with respect thereto.  Within one year after the successor Trustee takes office, the Holders of a majority in Principal amount of the outstanding Notes may appoint a successor Trustee in respect of such Notes to replace the successor Trustee appointed by the Company.  If the successor Trustee with respect to the Notes does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.07 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in Principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect thereto.

A successor Trustee with respect to the Notes shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Immediately after the delivery of such written acceptance, subject to the Lien provided for in Section 7.06, (i) the retiring Trustee shall transfer all property held by it as Trustee in respect of the Notes to the successor Trustee, (ii) the resignation or removal of the retiring Trustee in respect of the Notes shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee in respect of the Notes under this Indenture.  A successor Trustee shall mail notice of its succession to each Holder of Notes.

Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in the preceding paragraph.

The Company shall give notice of any resignation and any removal of the Trustee with respect to the Notes and each appointment of a successor Trustee in respect of the Notes to all Holders of Notes.  Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding replacement of the Trustee with respect to the Notes pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08.  Successor Trustee by Merger, Etc.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national, banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.

Section 7.09.  Money Held in Trust.  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8 of this Indenture.

ARTICLE 8

SATISFACTION AND DISCHARGE OF INDENTURE; UNCLAIMED MONEYS

Section 8.01.  Satisfaction and Discharge of Indenture.  If at any time (a) the Company shall have paid or caused to be paid the Principal of, and interest on all the Notes of a Series outstanding hereunder (other than Notes of such Series which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.09) as and when the same shall have become due and payable, or (b) the Company shall have delivered to the Trustee for cancellation all Notes of such Series theretofore authenticated (other than any Notes of such Series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.09) or (c)(i) all the Notes of such Series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and (ii) the Company shall have irrevocably deposited or caused to be deposited with the Trustee as trust funds the entire amount in cash (other than moneys repaid by the Trustee or any paying agent to the Company in accordance with Section 8.04) or U.S. Government Obligations, maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay at maturity or upon redemption all Notes of such Series (other than any Notes of such Series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.09) not theretofore delivered to the Trustee for cancellation, including Principal, and interest due or to become due on or prior to such date of maturity as the case may be, and if, in any such case, the Company shall also pay or cause to be paid all other sums payable hereunder by the Company with respect to Notes of such Series, then this Indenture shall cease to be of further effect with respect to the Notes of such Series (except as to (i) rights of registration of transfer and exchange of Notes of such Series, and the Company’s right of optional, redemption, if any, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of Principal and interest thereon, upon the original stated due dates therefor (but not upon acceleration), (iv) the rights, obligations and immunities of the Trustee hereunder and (v) the rights of the Holders of the Notes of such Series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them), and the Trustee, on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel, and at the cost and expense of the Company, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture; provided, that the rights of Holders of the Notes of such Series to receive amounts in respect of Principal of and interest on the Notes of such Series held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the Notes of such Series are listed.  The

Company agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Notes.

Section 8.02.  Application by Trustee of Funds Deposited for Payment of Notes.  Subject to Section 8.04, all moneys deposited with the Trustee pursuant to Section 8.01 shall be held in trust and applied by it to the payment, either directly or through any paying agent (including the Company acting as its own paying agent), to the Holders of the particular Notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for Principal and interest; but such money need not be segregated from other funds except to the extent required by law.

Section 8.03.  Repayment of Moneys Held by Paying Agent.  In connection with the satisfaction and discharge of this Indenture with respect to the Notes of any Series, all moneys then held by any paying agent under the provisions of this Indenture, with respect to the Notes of such Series, shall, upon demand of the Company, be repaid to it or paid to the Trustee and thereupon such paying agent shall be released from all further liability with respect to such moneys.

Section 8.04.  Return of Moneys Held by Trustee and Paying Agent Unclaimed for Two Years.  Any moneys deposited with or paid to the Trustee or any paying agent for the payment of the Principal of or interest on any Note and not applied but remaining unclaimed for two years after the date upon which such Principal or interest shall have become due and payable, shall, upon the written request of the Company and unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, be repaid to the Company by the Trustee or such paying agent, and the Holder of the Note shall, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, thereafter look only to the Company for any payment which such Holder may be entitled to collect, and all liability of the Trustee or any paying agent with respect to such moneys shall thereupon cease.

Section 8.05.  Defeasance and Discharge of Indenture.  The Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Notes of any Series, on the 123rd day after the deposit referred to in clause (i) of this Section 8.05 has been made, and the provisions of this Indenture shall no longer be in effect with respect to the Notes of such Series (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to: (a) rights of registration of transfer and exchange, and the Company’s right of optional redemption, (b) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes of such Series, (c) rights of Holders to receive payments of Principal thereof and interest thereon, upon the original stated due dates therefore (but not upon acceleration), (d) the rights, obligations and immunities of the Trustee hereunder and (e) the rights of the Noteholders as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them; provided that the following conditions shall have been satisfied:

(i)                                     with reference to this provision the Company has deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.07) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes of such Series, (A) money in an amount, or (B) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to in clause (C) of this clause (i) money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee the Principal of, premium, if any, and each installment of interest on the outstanding Notes of such Series on the due dates thereof or earlier redemption (irrevocably provided for under agreements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Notes of such Series and the Indenture;

(ii)                                  the Company has delivered to the Trustee (A) either (x) an Opinion of Counsel to the effect that Holders of Notes of such Series will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this Section 8.05 and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable U.S. federal income tax law or related treasury regulations after the date of this Indenture or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will, not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(iii)                                 immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound; and

(iv)                              if at such time the Notes of such Series are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Section 8.06.  Defeasance of Certain Obligations.  The Company may omit to comply with any term, provision or condition set forth in, and this Indenture will no longer be in effect with respect to, any covenant in Article 4 (other than Section 4.01), Section 5.01, or Article 11 or in any indenture supplemental hereto and clause (c) (with respect to any covenants in Article 4 or Section 5.01 or in any indenture supplemental) and clause (e) of Section 6.01 shall be deemed not to be an Event of Default with respect to the Notes of a Series on the 123rd day after the deposit referred to in clause (a) of this Section 8.06 has been made and provided that the following conditions have been satisfied:

(a)                        with reference to this Section 8.06, the Company has deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.07) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes of such Series and the Indenture with respect to the Notes of such Series, (i) money in an amount or (ii) U.S. Government Obligations which through the payment of principal and interest in respect thereof in accordance with their terms will provide not later than one day before the due dates thereof or earlier redemption (irrevocably provided for under agreements satisfactory to the Trustee), as the case may be, of any payment referred to in clause (iii) of this clause (a) money in an amount, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the Principal of, premium, if any, and each installment of interest on the outstanding Notes of such Series on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

(b)                       the Company has delivered to the Trustee (i) an Opinion of Counsel to the effect that Holders of Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this Section 8.06 and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(c)                        immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound; and

(d)                       if at such time the Notes of such Series are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes of such Series will not be delisted as a result of such deposit, defeasance and discharge.

Section 8.07.  Reinstatement.  If the Trustee or paying agent is unable to apply any monies or U.S. Government Obligations in accordance with Article 8 with respect to a Series of Notes, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and such Series of Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article until such time as the Trustee or paying agent is permitted to apply all such monies or U.S. Government Obligations in accordance with Article 8; provided, however, that if the Company has made any payment of Principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the monies or U.S. Government Obligations held by the Trustee or paying agent.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01.  Without Consent of Holders.  The Company and the Trustee may amend or supplement this Indenture or the Notes or the Second Priority Collateral Documents without notice to or the consent of any Holder:

(i)                                            to cure any ambiguity, defect or inconsistency in this Indenture or the Second Priority Collateral Documents; provided that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect;

(ii)                                           to comply with Article 5;

(iii)                                        to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;

(iv)                                      to evidence and provide for the acceptance of appointment hereunder with respect to the Notes by a successor Trustee;

(v)                                         establish the form or forms or terms of Notes;

(vi)                                      to provide for certificated or unregistered securities and to make all appropriate changes for such purpose;

(vii)                                    to directly or indirectly release the Liens created by the Second Priority Collateral Documents on less than all or substantially all the Collateral in accordance with the terms of the Second Priority Collateral Documents; or

(viii)                          to make any change that does not materially and adversely affect the rights of any Holder.

The Collateral Documents may be amended or supplemented as provided therein and compliance with any of the provisions of the Collateral Documents  may be waived as provided therein.

Section 9.02.  With Consent of Holders.  Subject to Section 6.04 and Section 6.07, without prior notice to any Holders, the Company and the Trustee may amend this Indenture and the Notes and the Second Priority Collateral Documents with the written consent of the Holders of not less than a majority in aggregate Principal amount of the outstanding Notes affected by such amendment (voting as a single class) and the Holders of a majority in principal amount of the outstanding Notes affected thereby (voting as a single class) by written notice to the Trustee may waive future compliance by the Company with any provision of this Indenture or the Notes.

Notwithstanding the provisions of this Section 9.02, without the consent of each Holder affected thereby, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(a)                        change the Stated Maturity of the Principal of or any installment of interest on, such Holder’s Note;

(b)                                 modify the provisions of Section 4.10;

(c)                                  reduce the Principal amount thereof or the rate of interest thereon;

(d)                                 reduce the above stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture; or

(e)                                  reduce the percentage or aggregate Principal amount of outstanding Notes the consent of whose Holders is required for any supplemental indenture, for any waiver of compliance with certain provisions of this Indenture or certain Defaults and their consequences provided for in this Indenture.

It shall not be necessary for the consent of any Holder under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Section 9.03. Revocation and Effect of Consent. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same Debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective with respect to any Notes affected thereby on receipt by the Trustee of written consents from the requisite Holders of outstanding Notes affected thereby.

The Company may, but shall not be obligated to, fix a record date (which may be not more than 60 days prior to the solicitation of consents) for the purpose of determining the Holders of the Notes entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the immediately preceding paragraph, those Persons who were such Holders at such record date (or their duly designated proxies) and only those Persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be such Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective with respect to the Notes, it shall bind every Holder unless it is of the type described in any of clauses (a) through (e) of Section 9.02. In case of an amendment or waiver of the type described in clauses (a) through (e) of Section 9.02, the amendment or waiver shall bind each such Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

Section 9.04. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of any Note, the Trustee may require the Holder thereof to deliver it to the Trustee. The Trustee may place an appropriate notation (provided in writing by the Company) on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note of such Series of the same tenor that reflects the changed terms.

Section 9.05. Trustee to Sign Amendments, Etc. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article 9 is authorized or permitted by this Indenture, stating that all requisite consents have been obtained or that no consents are required and stating that such supplemental indenture constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. Any notice or communication shall be sufficiently given if written and (a) if delivered in person when received, or (b) if mailed by first class mail 5 days after mailing, or (c) as between the Company and the Trustee if sent by facsimile transmission, where transmission is confirmed, in each case addressed as follows:

if to the Company:

The AES Corporation
1001 North 19th Street
Arlington, VA 22209
Telecopy:  (703) 528-4510
Attention:  General Counsel

if to the Trustee:

Wells Fargo Bank Minnesota,

National Association

Corporate Trust Services

Sixth Street and Marquette Avenue

MAC N9303-120

Minneapolis, MN  55479

Telecopy: (612) 669-9825

Attention: AES Corporation Administrator

The Company or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication shall be sufficiently given to Holders by mailing to such Holders at their addresses as they shall appear on the Note Register. Notice mailed shall be sufficiently given if so mailed within the time prescribed. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 10.01, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give notice as herein contemplated, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 10.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)                                  an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)                                 an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 10.03. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)                                  a statement that each person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based;

(c)                                  a statement that, in the opinion of each such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                                 a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 10.04. Evidence of Ownership.

The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the person in whose name any Note shall be registered upon the Note Register as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving payment of or on account of the Principal of and, subject to the provisions of this Indenture, interest on such Note and for all other purposes; and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

Section 10.05. Rules by Trustee, Paying Agent or Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

Section 10.06. Payment Date Other Than a Business Day. If any date for payment of Principal or interest on any Note shall not be a Business Day at any place of payment, then payment of Principal of or interest on such Note, as the case nay be, need not be made on such date, but may be made on the next succeeding Business Day at any place of payment with the same force and effect as if made on such date and no interest shall accrue in respect of such payment for the period from and after such date.

Section 10.07. Governing Law. The laws of the State of New York shall govern this Indenture and the Notes.

Section 10.08. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company. No indenture or agreement may be used to interpret this Indenture except as provided in Section 1.01 with respect to the Senior Secured Credit Facilities.

Section 10.09. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 10.10. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 10.11. Separability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.12. Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 10.13. Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability. No recourse under or upon any obligation, covenant or agreement contained in this Indenture or any indenture supplemental hereto, or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

Section 10.14. Judgment Currency. The Company agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the Principal of or interest on the Notes (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in The City of New York the Required Currency with the Judgment Currency on the day on which final unappealable judgment is entered, unless such day is not a Business Day, then, to the extent permitted by applicable law, the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in The City of New York the Required Currency with the Judgment Currency on the Business Day preceding the day on which final unappealable judgment is entered and (b) its obligations under this Indenture to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with subsection (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Indenture.

ARTICLE 11

SECURITY ARRANGEMENTS

Section 11.01. Security. (a)  In order to secure the Company’s Obligations under the Indenture and the Notes with a second-priority Lien on the Collateral, the Company will, and will cause each of its Subsidiaries named in any of the Second Priority Collateral Documents as a party thereto, to execute and deliver to the Collateral Trustees prior to the Original Issue Date each Second Priority Collateral Document to which it is a party. The Company and its Subsidiaries shall comply with all covenants and agreements contained in the Second Priority Collateral Documents the failure to comply with which would have a material and adverse effect on the Liens purported to be created thereby.

(b)                                 The Trustee and each holder of each Note by its acceptance of that Note acknowledges and agrees that:

(i)                                     this Indenture, as originally executed and delivered by the parties hereto, does not create any Lien on any property or securities which secures the Company’s Obligations under this Indenture or this Indenture;

(ii)                                  the Second Priority Collateral Documents provide, and any security document that becomes effective after the Original Issue Date, may provide, that the Liens created thereby or thereunder automatically will be released and extinguished with respect to any property or security that is transferred or otherwise disposed of in accordance with the terms of the First-Priority Collateral Documents; provided that any amendment, modification, supplement or termination of the First-Priority Collateral Documents which would release, in one transaction or in a series of related transactions, the Liens created by the Second Priority Collateral Documents on all or substantially all of the Collateral will require the consent of the Holders of a majority in aggregate principal amount of the Notes outstanding;

(iii)                               without the necessity of any consent of or notice to the Trustee or any Holder of the Notes, the Company and the Collateral Trustees may amend, modify, supplement or terminate any Second Priority Collateral Document as long as the Company remains in compliance with Sections 4.06, 4.07 and 4.12; provided that any such amendment, modification, supplement or termination which would release, in one transaction or in a series of related transactions, the Liens created by the Second Priority Collateral Documents on all or substantially all of the Collateral will require the consent of the Holders of a majority in aggregate principal amount of the Notes outstanding;

(iv)                              as among the Trustee, the Holders of the Notes, the lenders under the Senior Secured Credit Facilities and the other holders of First-Priority Secured Debt and the Collateral Trustees, prior to the termination of the Senior Secured Credit Facilities and other First-Priority Secured Debt in existence on the date hereof (or thereafter at any time when at least $100 million aggregate principal amount of other First-Priority Secured Debt incurred after the date hereof is outstanding), the lenders under the Senior Secured Credit Facilities (or if there is no outstanding Senior Secured Credit Facility Obligations, the holders of a majority of the other First-Priority Secured Debt) will have the sole ability to control and obtain remedies with respect to all Collateral (including on sale or liquidation of any Collateral after acceleration of the Senior Secured Credit Facility Obligations) without the necessity of any consent of or notice to the Trustee, the Collateral Trustee or any Holder of the Notes;

(v)                                           as more fully set forth in the Second Priority Collateral Documents, at any time after the termination of the Senior Secured Credit Facilities and the other First-Priority Secured Debt in existence on the date hereof, when there is less than $100 million aggregate principal amount of other First-Priority Secured Debt, incurred after the date hereof, outstanding, neither the Trustee nor the Holders of the Notes will have any authority to, or to direct the Collateral Trustees to, foreclose or otherwise realize upon any of the Collateral, unless and until the holders of such First-Priority Secured Debt fail to commence the exercise of remedies with respect to or in connection with the Collateral within 120 days following notice to the First-Priority Secured Debt of the occurrence of an Event of Default under the Indenture;

(vi)                                      any or all Liens granted under the Second Priority Collateral Documents for the benefit of the Holders of the Notes will be automatically released, without the necessity of any consent of the Trustee or any Holders of the Notes, upon a release of such Lien or Liens pursuant to the terms of the First-Priority Collateral Documents and the Senior Secured Credit Facilities or if such release is approved by the requisite lenders under the Senior Secured Credit Facilities; provided that any release, in one transaction or a series of related transactions, of the Liens created by the Second Priority Collateral Documents on all or substantially all of the Collateral will require the consent of the Holders of a majority in aggregate principal amount of the Notes outstanding;

(vii)                                   the relative rights of the Holders of the Notes and the holders of indebtedness or other obligations secured by Liens on the Collateral are governed by, and are subject to the terms and conditions of, the Second Priority Collateral Documents and not this Indenture; and

(viii)                                 without the necessity of any consent of or notice to the Trustee or any Holder of the Notes, the Company may, on behalf of itself or any of its Subsidiaries, request and instruct the Collateral Trustees to, on behalf of each secured party under the Second Priority Collateral Documents, (A) execute and deliver to the Company, for the benefit of any Person, such release documents as the Company may reasonably request, of all liens and security interests held by the Collateral Trustees in such assets, and such Person shall be entitled to rely conclusively on such release document, and (B) deliver any such assets in the possession of the Collateral Trustees to the Company; provided  that any such release complies with the terms of the Second Priority Collateral Documents and this Indenture.

Section 11.02. Notice of Payment, Discharge or Defeasance. The Trustee and each Holder, by its acceptance of a Note, agree that upon the payment in full or discharge pursuant to Article 8 of the Company’s Obligations under the Indenture (including the Notes), the Trustee shall without notice to or consent of any Holder, upon the written request of the Company, certify to the Collateral Trustees, in writing, that the Company’s Obligations under the Indenture have been paid in full, or that this Indenture has been discharged in accordance with Article 8.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

THE AES CORPORATION as the Company

Attest:
	By:	/s/ Barry J. Sharp
		Name:	Barry J. Sharp
		Title:	Executive VP & CFO:

WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION,
as the Trustee

Attest:
	By:	/s/ Jeffery T. Rose
		Name:	Jeffery T. Rose
		Title:	Corporate Trust Officer